AMENDED AND RESTATED
                              FEE WAIVER AGREEMENT
                             Dated: February 1, 2005

American Express Financial Corporation ("AEFC") and American Express Client Service Corporation ("AECSC") agree to waive fees and reimburse certain expenses for AXP Portfolio Builder Conservative Fund, AXP Portfolio Builder Moderate Conservative Fund, AXP Portfolio Builder Moderate Fund, AXP Portfolio Builder Moderate Aggressive Fund, AXP Portfolio Builder Aggressive Fund and AXP Portfolio Builder Total Equity Fund (individually a "Fund" and collectively the "Funds"), a series of AXP Market Advantage Series, Inc. as described below:

    1. Applicable Agreements. To the extent that the Funds' total expenses exceed the expense ratios set out in paragraph 2, AEFC and AECSC agree to waive fees and reimburse certain expenses under the following agreements:

        o Investment Management Services Agreement between the Funds and AEFC dated November 13, 2003.

        o Administrative Services Agreement between the Funds and AEFC dated November 13, 2003.

        o Transfer Agency Services Agreement between the Funds and AECSC dated November 13, 2003.

AEFC also agrees to pay certain non-advisory expenses of the Fund if necessary to meet the expense ratio limits set out in paragraph 2. AEFC will determine the allocation of fee waivers and expense reimbursements among the applicable agreements.

    2. Fee Caps. AEFC and AECSC agree to waive fees and reimburse certain expenses to the extent that total expenses exceed the following expense ratios:

    ------------------- ------------- -------------- ------------ --------------
    Fund(s)               Class A        Class B       Class C       Class Y
    ------------------- ------------- -------------- ------------ --------------
    The Funds             0.59%           1.37%          1.37%         0.42%
    ------------------- ------------- -------------- ------------ --------------

    3. Termination. This agreement will terminate on January 31, 2006 unless extended by written agreement of that Fund and AEFC.


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     AXP MARKET ADVANTAGE SERIES, INC.
         AXP Portfolio Builder Conservative Fund
         AXP Portfolio Moderate Conservative Builder Fund
         AXP Portfolio Builder Moderate Fund
         AXP Portfolio Builder Moderate Aggressive Fund
         AXP Portfolio Builder Aggressive Fund
         AXP Portfolio Builder Total Equity Fund




         By: /s/ Leslie L. Ogg
             --------------------
                 Leslie L. Ogg
                 Vice President


     AMERICAN EXPRESS FINANCIAL CORPORATION



         By: /s/ Paula R. Meyer
             -------------------
                 Paula R. Meyer
                 Senior Vice President and General Manager- Mutual Funds


     AMERICAN EXPRESS CLIENT SERVICE CORPORATION



         By: /s/ Bridget Sperl
             -------------------
                 Bridget Sperl
                 Chairman of the Board, President and Chief Executive Officer